UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2009

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

ITEM 8.01. Other Events.

On April 21, 2009, the Board, Audit Committee and Compensation Committee of BGC Partners, Inc. (the “Company”), as the general partner of BGC Holdings, L.P. agreed to remove the contractual transfer restrictions on the sale of shares of Class A Common Stock of the Company receivable by partners of BGC Holdings upon exchange of their exchangeable Founding Partnership Units.

At the April 1, 2008 closing of the Company’s merger with eSpeed, 20% of the BGC Holdings founding partner interests held by each founding partner became exchangeable into Class A Common Stock, less any shares previously exchanged. One-third, or 2,356,406 of such shares receivable by a founding partner upon a full exchange became saleable on each of the first, second and third anniversaries of the closing of the merger. The Company has agreed to accelerate the right to sell these shares upon transfer at any time, which results in an additional 4,741,359 shares eligible for exchange and sale currently. While these shares are authorized for sale, the Company does not have an indication at this time of the number of partnership interests that may be exchanged and sold by partners pursuant to this agreement and the Company does not anticipate this changing the fully diluted number of shares outstanding. The Company has $32.4 million remaining on its authorized share repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC PARTNERS, INC.

Date: April 24, 2009	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick Title: Chairman and Chief Executive Officer

[Signature to Form 8-K dated April 21, 2009 with respect to

Acceleration of saleability of shares]